Exhibit 3.2
CERTIFICATE OF DESIGNATION, PREFERENCES
AND RIGHTS OF
SERIES A CONVERTIBLE
PREFERRED STOCK
OF
U.S. WIRELESS DATA, INC.
(Pursuant to Sections 141 and 151 of the
Delaware General Corporation Law)
     U.S. Wireless Data, Inc., a Delaware corporation (the “Corporation”), hereby certifies that the following resolution was duly approved and adopted by the Board of Directors of the Corporation (the “Board of Directors”) by a unanimous written consent of the Board of Directors dated as of February 2, 2007 in lieu of a meeting in accordance with Section 141(f) of the Delaware General Corporation Law (the “DGCL”), which resolution remains in full force and effect on the date hereof:
     RESOLVED, that a series of Preferred Stock, par value $0.01 per share, to be known as “Series A Preferred Stock,” of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof shall be fixed as set forth in this Certificate of Designations, Preferences and Rights of Series A Preferred Stock of the Corporation (the “Certificate of Designations”):
     SECTION 1 Designation of Amount. Six Hundred Thousand (600,000) shares of Preferred Stock shall be, and hereby are, designated the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), par value $0.01 per share.
     SECTION 2 Certain Definitions.
     Unless the context otherwise requires, the terms defined in this Section 2 shall have, for all purposes of this resolution, the meanings specified (with terms defined in the singular having comparable meanings when used in the plural).
     “Common Stock” shall mean the common stock, par value $0.01 per share, of the Corporation.
     “Conversion Date” shall have the meaning ascribed to such term in Section 6(c).
     “DGCL” shall have the meaning set forth in the preamble to this Certificate of Designation.
     “Fair Market Value” shall mean, with respect to any listed security, its Market Price, and with respect to any property or assets other than cash or listed securities, the fair value thereof determined in good faith by the Board of Directors.
     “Market Price” means, as to any class of listed securities, the average of the closing prices of such security’s sales on all United Sates securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted by the Nasdaq Stock Market, Inc. (“Nasdaq”) as of 4:00 P.M., New York time, on such day, or, if on any day such security is not quoted by the Nasdaq, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar or successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day.
     “person” shall mean any individual, partnership, company, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.
     “Preferred Stock” shall have the meaning set forth in the preamble to this Certificate of Designation.
     “Series A Preferred Stock” shall have the meaning set forth in Section 1 hereof.
     “Series A Recapitalization Event” shall mean any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event involving a change in the capital structure of the Series A Preferred Stock.
     “subsidiary” means, with respect to any person, (a) a company a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by a subsidiary of such person, or by such person and one or more subsidiaries of such person, (b) a partnership in which such person or a subsidiary of such person is, at the date of determination, a general partner of such partnership, or (c) any other person (other than a company) in which such person, a subsidiary of such person or such person and one or more subsidiaries of such person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest, (ii) the power to elect or direct the election of the directors or other governing body of such person, or (iii) the power to direct or cause the direction of the affairs or management of such person. For purposes of this definition, a person is deemed to own any capital stock or other ownership interest if such person has the right to acquire such capital stock or other ownership interest, whether through the exercise of any purchase option, conversion privilege or similar right.
     SECTION 3 Voting Rights. Except as otherwise provided by the DGCL and in addition to any voting rights provided by the DGCL or other applicable law, the holders of Series A Preferred Stock shall be entitled to vote (or render written consents) together with the holders of the Common Stock and any other class or series of capital stock of the Corporation entitled to vote together with the holders of the Common Stock as a single class on all matters submitted for a vote of (or written consents in lieu of a vote as permitted by the DGCL, the Certificate of Incorporation and the Bylaws) holders of Common Stock. When voting together with the holders of Common Stock, each share of Series A Preferred Stock shall entitle the holder thereof to cast one vote for each vote that such holder would be entitled to cast had such holder converted its Series A Preferred Stock into shares of Common Stock as of the record date for determining the stockholders of the Corporation eligible to vote on any such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. The holders of Series A Preferred Stock shall be entitled to receive notice of any stockholders’ meeting in accordance with the Certificate of Incorporation and Bylaws of the Corporation.

     SECTION 4 Dividends.
     (a) Dividend Amount. If the Board of Directors shall declare a dividend payable upon the then outstanding shares of Common Stock, the holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive the amount of dividends on the Series A Preferred Stock as would be declared payable on the largest number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by each holder thereof could be converted pursuant to the provisions of Section 6 hereof, such number to be determined as of the record date for determination of holders of Common Stock entitled to receive such dividend or, if no such record date is established, as of the date of such dividend. Such determination of “whole shares” shall be based upon the aggregate number of shares of Series A Preferred Stock held by each holder, and not upon each share of Series A Preferred Stock so held by the holder.
     (b) Equitable Adjustments. All numbers relating to the calculation of dividends shall be subject to an equitable adjustment in the event of any Series A Recapitalization Event.
     SECTION 5 Liquidation. In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, and after provision for payment of all debts and liabilities of the Corporation in accordance with the DGCL, any remaining assets of the Corporation shall be distributed pro-rata to the holders of Common Stock and the holders of Series A Preferred Stock as if the Series A Preferred Stock had been converted into shares of Common Stock pursuant to the provisions of Section 6 hereof immediately prior to such distribution.
     SECTION 6 Conversion Rights.
     (a) General. All shares of Series A Preferred Stock shall be automatically converted into shares of Common Stock in the ratio of 73.69079926 shares of Common Stock for each share of Series A Preferred Stock without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent immediately upon the effectiveness of the filing of an amendment to the Corporation’s Certificate of Incorporation authorizing a sufficient number of shares of Common Stock to permit the conversion of the shares of Series A Preferred Stock into shares of Common Stock.
     (b) Fractions of Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional share in an amount equal to the product of such fraction multiplied by the Fair Market Value of one share of Common Stock on the Conversion Date.
     (c) Mechanics of Conversion. Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) of the event triggering automatic conversion pursuant to Section 6(a), and at such time the rights of the holder of such shares of Series A Preferred Stock as a holder shall cease, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time. As promptly as practicable on or after the Conversion Date, and upon surrender of the certificate evidencing such share of Series A Preferred Stock, the Corporation shall issue and shall deliver at any office or agency of the Corporation maintained for the surrender of Series A Preferred

Stock a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share, as provided in Section 6(b).
     (d) Adjustments. The conversion ratio set forth in Section 6(a) shall be subject to an equitable adjustment in the event of any Series A Recapitalization Event.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation, Preferences and Rights to be signed by Jay Wolf, its Chief Operating Officer, this 2nd day of February 2007.

By:	/s/ Jay Wolf
	Name:	Jay Wolf
	Title:	Chief Operating Officer